Exhibit 1
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                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)
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     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall constitute one and the same instrument.

Dated: January 21, 2003


/s/ Bradford G. Peters                  TITAB, LLC
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Bradford G. Peters
                                        By: /s/ Bradford G. Peters
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                                            Name:  Bradford G. Peters
                                            Title: Managing Member